UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HEALTHCARE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 26, 2023

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39153	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	HTIA	The Nasdaq Global Market
7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	HTIBP	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2023, Global Net Lease, Inc. (“GNL”) and The Necessity Retail REIT, Inc. (“RTL”), two companies advised by affiliates of AR Global Investments, LLC (“AR Global”) announced that they have entered into a definitive merger agreement under which GNL will acquire RTL in an all-stock transaction (the “Merger”). GNL and RTL have also entered into a definitive agreement that will result in the combined company becoming internally managed, with the external asset and property management functions currently performed by affiliates of AR Global being internalized (the “Internalization”).

In connection with the Merger and the Internalization, GNL’s current Chief Executive Officer, James Nelson, and Edward M. Weil, Jr., the Chief Executive Officer of RTL and the Chief Executive Officer of Healthcare Trust, Inc. (the “Company”) will become Co-Chief Executive Officers of the combined company, and Mr. Weil will become sole Chief Executive Officer of the combined company upon Mr. Nelson’s retirement in April of 2024. The Merger of GNL and RTL and the Internalization is expected to close in the third quarter of 2023, and is subject to the satisfaction of a number of closing conditions, including the approval of the stockholders of each of GNL and RTL.

On May 26, 2023, Mr. Weil notified the Company’s board of directors (the “Board”) and the nominating and corporate governance committee of the Board (the “Committee”) that, to the extent that the Merger and Internalization is completed, he intends to resign from his role as Chief Executive Officer and President of the Company and Healthcare Trust Advisors, LLC, a subsidiary of AR Global and the Company’s Advisor due to his new role as Co-Chief Executive Officer of the combined company after the completion of the Merger. Mr. Weil intends to remain in his role as director of the Company. If the transactions are not completed, Mr. Weil has informed the Board that he intends to stay in his role as Chief Executive Officer and President. AR Global has recommended that the Board consider Michael Anderson, AR Global’s General Counsel, to succeed Mr. Weil as Chief Executive Officer and President of the Company if Mr. Weil’s resignation becomes effective. The Board has not yet designated a successor for Mr. Weil, and the Committee and the Board will evaluate AR Global’s recommendation and continue to develop the Company’s succession plan and designate a successor for Mr. Weil if his resignation becomes effective. Mr. Weil will remain in each of his positions until his resignation becomes effective, and will remain with AR Global, in his other capacities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: May 30, 2023	By:	/s/ Scott M. Lappetito
Scott M. Lappetito Chief Financial Officer, Secretary and Treasurer